Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Time Warner Inc. ("Time Warner") on Form S-8 pertaining to the TWC Savings Plan of our report dated June 13, 2005, with respect to the statements of net assets available for benefits of the TWC Savings Plan and the related statements of changes in net assets available for benefits included in Time Warner's Annual Report on Form 11-K for the year ended December 31, 2004 for such plan, filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP

Charlotte, North Carolina
February 23, 2006